SECURITIES AND EXCHANGE COMMISSION
			WASHINGTON, DC  20549

FORM 12B-25

                                                       Commission File Number

                          NOTIFICATION OF LATE FILINGS

(Check One)  [X]     Form 10-K              Form 11-K             Form 20-F              Form 10- Q
Form N-SAR
   For Period Ended: December 31, 1997
Transition Report on Form 10- K			Transition Report on Form 10Q
Transition Report on Form 20- F			Transition Report on Form N-SAR
Transition Report on Form 11- K

   For the Transition Period Ended:
   Read attached instruction sheet before preparing form. Please print or type.
   Nothing in this form shall be construed to imply that the Commission has verified any Information contained herein.
   If the notification relates to a portion of the filing checked above, identify the item(a) to
   Which the notification relates:

                                     PART I
                             REGISTRANT INFORMATION

Full name of registrant J.P. Morgan Commercial Mortgage Finance Corp., Mortgage
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                        Pass-Through Certificates, Series 1997-SPTL-1
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Former name if applicable
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Address of principal executive office  (Street and number)

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City, state and zip code
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                                  PART II
                          RULE 12b-25 (b) AND (c)

     If the subject report could not be filed without unreasonable effort or expense and the Registrant seeks relief pursuant to Rule 12b-25 (b); the following should be completed. (Check Box if appropriate.)

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

 [X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th Calendar day following the prescribed due date; or the subject quarterly report or Transition report on Form 10-Q, or portion thereof will be filed on or before the Fifth calendar day following the prescribed due date; and

     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                                 PART III
                                NARRATIVE

State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10Q, N-SAR or The transition report portion thereof could not be filed within the prescribed time period. (Attach sheets if needed.)

This Form 12b-25 is being filed as notification of inability to timely file all required portions of the 10-K Form. The Trustee has not delivered to the registrant information required to be filed. The Trustee has indicated it has not received from the Servicer all of the information required to file the 10-K Form.

                                 PART IV
                            OTHER INFORMATION

Name and telephone number of person to contact in regard to this notification:

        James Lee                   (212)                      839-8645
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(Name)                           (Area Code)              (Telephone Number)


Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of the 19934 or Section 30 of the Investment Company Act of 1940 during the Preceding 12 months or for such shorter period that the registrant was required to file such Report (a) been filed? If the answer is no, identify report(s).
                                       [X]   Yes                 [ ]    No


Is it anticipated that any significant change in results of operations from the corresponding Period for the last fiscal year will be reflected by the earnings statements to be included In the subject report or portion thereof?

                                       [ ]   Yes                 [X]    No



If so attach an explanation of the anticipated change, both narratively and quantitatively, And, if appropriate, state the reasons why a reasonable estimate of the results cannot be made,

J.P. Morgan Commercial Mortgage Finance Corp.
Has caused this notification to be signed on its behalf by the undersigned thereunto duly Authorized.

Date:  March 31, 1998				By: /s/ Nancy Alto
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